EXHIBIT 99.1
                                                                    ------------

                  PITNEY BOWES ANNOUNCES FIRST QUARTER RESULTS
                  --------------------------------------------


STAMFORD, Conn., April 28, 2005 - Pitney Bowes Inc. (NYSE:PBI) today reported first quarter performance that exceeded previous revenue and earnings guidance.
         Commenting on the company's financial performance during the quarter, Chairman and CEO Michael J. Critelli noted, "We're off to a great start in 2005 as the momentum established by our strong fourth-quarter 2004 performance continued this quarter. We are reaping the benefits of our previous actions to strengthen organic growth, expand into new market spaces, and enhance our operating efficiency."
         For the first quarter 2005, revenue increased 12 percent to $1.32 billion, which was better than the company's previous revenue guidance of nine to eleven percent. These results were driven by ongoing strong worldwide demand for the company's mailing systems, mail services, small business solutions and supplies for our broader base of digital products and acquisitions completed within the prior year. Net income for the quarter was $149.6 million or $.64 per diluted share versus $.54 per diluted share in the prior year.
         During the quarter, the company recorded a net after-tax gain from restructuring activity of $9 million. This gain is composed of an $18 million after-tax gain from the previously announced sale of the company's 22-acre Main Plant site and a $9 million after-tax charge for ongoing restructuring initiatives to streamline business processes.
         Separately, the company made a $10 million contribution, approximately $6 million after-tax, to the Pitney Bowes Literacy and Education Fund and the Pitney Bowes Employee Involvement Fund. According to Mr. Critelli, "We feel that by investing in the community through these charitable foundations we are investing in a better quality of life for us all and a better environment in which to do business."

         Excluding the impact of these items, the company's first quarter adjusted diluted earnings per share was $.63 versus $.58 per diluted share for the prior year.
         The company has announced its plan to spin-off most of its Capital Services business which contributed approximately $.03 per diluted share in the first quarter 2005, about $.01 less than the prior year.
         The company generated $192 million in cash from operations during the quarter. Adjusted free cash flow was $144 million. Adjusted free cash flow reflects cash from operations after subtracting capital expenditures and excluding the impacts from the company's restructuring program and the contributions to charitable foundations.
         The company used $64 million to repurchase 1.4 million of its shares during the quarter and has $136 million of remaining authorization for future share repurchases.
         Effective this quarter, the company has revised its segments to reflect its product-based businesses separately from its service-based businesses. The Global Mailstream Solutions Segment includes worldwide revenue and related expenses from the sale, rental and financing of production mail and inserting equipment for large enterprises, mail finishing, mail creation and shipping equipment, related supplies and maintenance services, mailing and customer communication software, postal payment solutions and small business solutions. In the first quarter, Global Mailstream Solutions revenue increased 11 percent and earnings before interest and taxes (EBIT) increased ten percent when compared with the prior year.
         In the U.S., the quarter's performance included higher revenue from Document Messaging Technologies driven by the contribution from the integration of Group 1 Software, which was acquired in July 2004. Revenue growth was also favorably impacted by continued demand for networked digital mailing systems, especially from small and mid-sized customers, and from supplies for digital products.
         Outside of the U.S., revenue grew at a double-digit rate driven by strong organic revenue growth, the fourth-quarter 2004 acquisition of Groupe Mag, and favorable foreign currency translation. The results benefited from strong demand for digital mailing systems, which are continuing to be introduced outside of the U.S., good growth in mailing equipment placements with small businesses, and increased supplies for digital products.
         The Global Business Services Segment includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services to key vertical markets, and mail services operations, which include presort mail services and international outbound mail services. For the quarter, the Global Business Services segment reported revenue and EBIT growth of 15 percent versus the prior year.
         The company's management services operation reported flat revenue and double-digit EBIT growth for the quarter consistent with the ongoing focus on higher value service offerings and administrative cost reduction. The company also advanced its vertical strategy during the quarter with the formation of Pitney Bowes Legal Solutions and the addition of litigation support services through the acquisition of Compulit at the end of the quarter.
         Mail services revenue more than doubled versus the prior year as a result of continued growth in its customer base and expansion of its services. EBIT remained comparable with the prior year because of the company's investments to expand its presort and international mail network and its integration of recently acquired sites.
         In the Capital Services Segment, revenue for the quarter increased 13 percent and EBIT declined 8 percent. The quarter's year-over-year revenue increase was primarily due to the consolidation of PBG Capital Partners LLC that was reported on an equity basis the year before. Earlier this month the company announced that it had entered into a definitive agreement with Cerberus Capital Management, L.P. for a sponsored spin-off of the Capital Services external leasing business. Subject to customary regulatory approvals, the new entity will be an independent, publicly traded company consisting of most of the assets in the Capital Services segment, including assets related to Imagistics International, Inc.
          For the full year, the company expects to record net after-tax restructuring charges in the range of $13 million to $26 million, or $.06 to $.11 per diluted share, net of the after-tax gain on the sale of its Main Plant site. The restructuring charges relate to the continued realignment and streamlining of the company's worldwide infrastructure requirements.
         The company is increasing its revenue and adjusted earnings guidance for full year 2005. The company expects 2005 revenue growth in the range of eight to ten percent and diluted earnings per share in the range of $2.51 to $2.64. Excluding net restructuring charges and charitable contributions, adjusted diluted earnings per share is expected to be in the range of $2.64 to $2.72.

         The company anticipates second quarter revenue growth in the range of nine to eleven percent and adjusted diluted earnings per share in the range of $.64 to $.66. The company is not able to give quarterly guidance inclusive of restructuring charges at this time because the timing of some of the restructuring activities is uncertain and not completely within our control.
         In light of the Securities and Exchange Commission's recent decision to delay the required implementation of Statement of Financial Accounting Standards No. 123R for share-based payments, the company does not intend to implement this accounting standard in 2005.
         Management of Pitney Bowes will discuss the company's results in a conference call today at 5:00 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at http://www.pb.com/investorrelations.
                      -----------------------------------
         Pitney Bowes engineers the flow of communication. The company is a $5.1 billion global leader of integrated mail and document management solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.
                                            -------------------

         Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes
(EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the Company's results of operations. The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, the earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges and write downs of assets, which materially impact the comparability of the Company's results of operations. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adds back long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges. Of course, each of these items uses cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

         The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the Company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company believes that interest payments and taxes, though important, do not reflect the management effectiveness as these items are largely outside of their control. In assessing performance, the company uses both EBIT and net income.
         This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.
         Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the Company's web site http://www.pb.com/investorrelations in the Investor Relations section.
-----------------------------------

         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the second quarter and full year 2005, and our expected diluted earnings per share for the second quarter and for the full year 2005. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2004 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or business spin-offs. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

================================================================================
Note: Consolidated statements of income for the three months ended March 31, 2005 and 2004, and consolidated balance sheets at March 31, 2005, December 31, 2004, and March 31, 2004, are attached.

                                Pitney Bowes Inc.
                        Consolidated Statements of Income
                                  (Unaudited)

(Dollars in thousands, except per share data)

                                                    Three Months Ended March 31,
                                                   -----------------------------
                                                           2005          2004(1)
                                                   ------------     ------------
Revenue from:
  Sales                                                $381,427         $331,360
  Rentals                                               201,641          201,438
  Financing                                             157,275          148,229
  Support services                                      194,934          158,413
  Business services                                     349,103          302,791
  Capital Services                                       33,408           29,691
                                                   ------------     ------------
    Total revenue                                     1,317,788        1,171,922
                                                   ------------     ------------
Costs and expenses:
  Cost of sales                                         167,777          159,375
  Cost of rentals                                        42,317           41,700
  Cost of support services                              100,174           85,623
  Cost of business services                             288,842          245,892
  Selling, general and administrative                   408,384          360,819
  Research and development                               41,549           36,004
  Restructuring                                         (15,840)          15,043
  Charitable contribution                                10,000                -
  Interest, net                                          46,816           41,445
                                                   ------------     ------------
    Total costs and expenses                          1,090,019          985,901
                                                   ------------     ------------

Income before income taxes                              227,769          186,021
Provision for income taxes                               78,165           59,427
                                                   ------------     ------------
Net income                                             $149,604         $126,594
                                                   ============     ============

Basic earnings per share                                  $0.65            $0.55
                                                   ============     ============

Diluted earnings per share                                $0.64            $0.54
                                                   ============     ============

Average common and potential common
    shares outstanding                              233,476,134      234,746,785
                                                   ============     ============

(1) Prior year amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
                           Consolidated Balance Sheets

(Dollars in thousands, except per share data)

                                                             (Unaudited)                   (Unaudited)
Assets                                                           3/31/05       12/31/04        3/31/04
------                                                       -----------    -----------    -----------
Current assets:
  Cash and cash equivalents                                  $   322,544    $   316,217    $   298,711
  Short-term investments, at cost which
     approximates market                                          13,706          3,933          2,180
  Accounts receivable, less allowances:
     3/05, $49,353; 12/04, $50,254; 3/04, $41,165                596,435        567,772        478,905
  Finance receivables, less allowances:
     3/05, $69,260; 12/04, $71,001; 3/04, $69,160              1,357,906      1,400,593      1,374,784
  Inventories                                                    224,095        206,697        215,036
  Other current assets and prepayments                           201,748        197,874        204,487
                                                             -----------    -----------    -----------
     Total current assets                                      2,716,434      2,693,086      2,574,103
                                                             -----------    -----------    -----------
Property, plant and equipment, net                               638,811        644,495        667,887
Rental equipment and related inventories, net                    487,703        475,905        480,520
Property leased under capital leases, net                          2,897          3,081          2,171
Long-term finance receivables, less allowances:
     3/05, $93,240; 12/04, $102,074; 3/04, $106,027            1,795,644      1,820,733      1,819,967
Investment in leveraged leases                                 1,551,035      1,585,030      1,534,570
Goodwill                                                       1,437,679      1,411,381        995,029
Intangible assets, net                                           315,593        323,737        206,145
Other assets                                                     872,924        863,132        901,540
                                                             -----------    -----------    -----------
Total assets                                                 $ 9,818,720    $ 9,820,580    $ 9,181,932
                                                             ===========    ===========    ===========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities                   $ 1,419,783    $ 1,475,107    $ 1,350,379
  Income taxes payable                                           259,897        218,605        191,296
  Notes payable and current portion of
     long-term obligations                                       747,268      1,178,946        995,156
  Advance billings                                               466,329        421,819        398,129
                                                             -----------    -----------    -----------
     Total current liabilities                                 2,893,277      3,294,477      2,934,960
                                                             -----------    -----------    -----------
Deferred taxes on income                                       1,756,189      1,771,825      1,686,223
Long-term debt                                                 3,176,025      2,798,894      2,691,094
Other noncurrent liabilities                                     360,657        355,303        415,301
                                                             -----------    -----------    -----------
     Total liabilities                                         8,186,148      8,220,499      7,727,578
                                                             -----------    -----------    -----------
Preferred stockholders' equity in a
     subsidiary company                                          310,000        310,000        310,000

Stockholders' equity:
  Cumulative preferred stock, $50 par value,
     4% convertible                                                   17             19             19
  Cumulative preference stock, no par value,
     $2.12 convertible                                             1,235          1,252          1,292
  Common stock, $1 par value                                     323,338        323,338        323,338
  Retained earnings                                            4,316,613      4,243,404      4,103,860
  Accumulated other comprehensive income                         121,540        135,526         94,732
  Treasury stock, at cost                                     (3,440,171)    (3,413,458)    (3,378,887)
                                                             -----------    -----------    -----------
     Total stockholders' equity                                1,322,572      1,290,081      1,144,354
                                                             -----------    -----------    -----------
Total liabilities and stockholders' equity                   $ 9,818,720    $ 9,820,580    $ 9,181,932
                                                             ===========    ===========    ===========

                                Pitney Bowes Inc.
                                Revenue and EBIT
                               By Business Segment
                                 March 31, 2005
                                   (Unaudited)

(Dollars in thousands)

                                                                           %
                                          2005        2004(2)         Change
                                    ----------     ----------     ----------
First Quarter
-------------

Revenue
-------
Global Mailstream Solutions         $  935,277     $  839,440            11%
Global Business Services               349,103        302,791            15%
Capital Services                        33,408         29,691            13%
                                    ----------     ----------     ----------
Total Revenue                       $1,317,788     $1,171,922            12%
                                    ==========     ==========     ==========

EBIT (1)
----
Global Mailstream Solutions         $  273,682     $  248,075            10%
Global Business Services                18,228         15,827            15%
Capital Services                        19,504         21,182            (8%)
                                    ----------     ----------     ----------
Total EBIT                             311,414        285,084             9%

Unallocated amounts:
  Interest, net                        (46,816)       (41,445)
  Corporate expense                    (42,669)       (42,575)
  Charitable contribution              (10,000)             -
  Restructuring                         15,840        (15,043)
                                    ----------     ----------
Income before income taxes          $  227,769     $  186,021
                                    ==========     ==========

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2) Prior year amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
       Reconciliation of Reported Consolidated Results to Adjusted Results
                                   (Unaudited)

(Dollars in thousands, except per share amounts)

                                                   Three Months ended March 31,
                                                  -----------------------------
                                                          2005             2004
                                                  ------------     ------------
GAAP income before income taxes, as reported         $ 227,769        $ 186,021
  Restructuring                                        (15,840)          15,043
  Charitable contribution                               10,000                -
                                                  ------------     ------------
Income before income taxes, as adjusted                221,929          201,064
Provision for income taxes, as adjusted                 75,456           64,842
                                                  ------------     ------------
Income, as adjusted                                  $ 146,473        $ 136,222
                                                  ============     ============


GAAP diluted earnings per share, as reported            $ 0.64           $ 0.54
  Restructuring                                          (0.04)            0.04
  Charitable contribution                                 0.03                -
                                                  ------------     ------------
Diluted earnings per share, as adjusted                 $ 0.63           $ 0.58
                                                  ============     ============


GAAP net cash provided by operating activities,
 as reported                                         $ 192,359        $ 274,978
  Capital expenditures                                 (79,539)         (74,469)
                                                  ------------     ------------
Free cash flow                                         112,820          200,509
  Restructuring payments                                21,292           16,552
  Charitable contribution                               10,000                -
                                                  ------------     ------------
Free cash flow, as adjusted                          $ 144,112        $ 217,061
                                                  ============     ============